Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the three months ended March 31, 2015 and related notes thereto are based on the historical condensed combined financial information of On Assignment, Inc. ("On Assignment" or the "Company”) and MSCP V CC Parent, LLC ("Creative Circle") and give effect to On Assignment's acquisition of Creative Circle as if it occurred on January 1, 2014. On Assignment's condensed consolidated balance sheet, included in its Form 10-Q for the quarterly period ended June 30, 2015 filed with the Securities and Exchange Commission (“SEC”) on August 7, 2015, includes the assets and liabilities of Creative Circle.

The pro forma results of operations are not necessarily indicative of what the results of operations would have been, had the acquisition been completed on January 1, 2014, nor do they purport to project future operating results of On Assignment. The pro forma financial statements should be read together with the accompanying notes; the separate historical financial information of Creative Circle included in this Current Report on Form 8-K/A (Exhibit 99.1 and 99.2); and the separate historical financial information of On Assignment contained in its SEC filings (in particular, the Form 8-K filed on June 5, 2015 and its filings on Forms 10-Q for the quarterly periods ended June 30, 2015 and March 31, 2015).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2014
(in thousands, except per share data)

	On Assignment	Creative Circle	Pro Forma Adjustments		Pro Forma Combined
Revenues	$1,724,741	$226,015	$(118)	(a)	$1,950,638
Cost of services	1,167,306	130,769	(398)	(a)	1,297,677
Gross profit	557,435	95,246	280		652,961
Selling, general and administrative expenses	397,523	48,355	899	(a)	450,861
			2,465	(b)
			1,619	(a)
Depreciation and amortization	—	16,564	(16,564)	(a)	—
Amortization of intangible assets	22,130	—	14,945	(a)	45,862
			8,787	(c)
Operating income	137,782	30,327	(11,871)		156,238
Interest expense, net	(12,730)	(12,521)	(10,676)	(d)	(35,927)
Other	—	(619)	619	(a)	—
Income before income taxes	125,052	17,187	(21,928)		120,311
Provision for income taxes	51,557	411	(2,260)	(e)	49,708
Income from continuing operations	$73,495	$16,776	$(19,668)		$70,603

Income from continuing operations per share:
Basic	$1.38				$1.30
Diluted	$1.35				$1.28

Number of shares and share equivalents used to calculate earnings per share:
Basic	53,437		795	(f)	54,232
Diluted	54,294		830	(f), (g)	55,124

The accompanying notes are an integral part of the unaudited pro forma condensed combined statements of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2015
(in thousands, except per share data)

	On Assignment	Creative Circle	Pro Forma Adjustments		Pro Forma Combined
Revenues	$430,045	$62,512	$(17)	(a)	$492,540
Cost of services	294,170	36,064	(39)	(a)	330,195
Gross profit	135,875	26,448	22		162,345
Selling, general and administrative expenses	105,935	13,589	38	(a)	120,206
			211	(h)
			433	(a)
Depreciation and amortization	—	4,169	(4,169)	(a)	—
Amortization of intangible assets	4,869	—	3,736	(a)	10,413
			1,808	(i)
Operating income	25,071	8,690	(2,035)		31,726
Interest expense, net	(3,067)	(3,077)	(2,791)	(j)	(8,935)
Other	—	(16)	16	(a)	—
Income before income taxes	22,004	5,597	(4,810)		22,791
Provision for income taxes	8,981	59	248	(e)	9,288
Income from continuing operations	$13,023	$5,538	$(5,058)		$13,503

Income from continuing operations per share:
Basic	$0.25				$0.26
Diluted	$0.25				$0.25

Number of shares and share equivalents used to calculate earnings per share:
Basic	51,519		795	(f)	52,314
Diluted	52,209		837	(f), (g)	53,046

The accompanying notes are an integral part of the unaudited pro forma condensed combined statements of operations.

1. Basis of Presentation

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the three months ended March 31, 2015 were derived from the audited consolidated financial statements from On Assignment's Annual Report on Form 10-K for the year ended December 31, 2014 and the unaudited condensed consolidated financial statements from On Assignment's Quarterly Report on Form 10-Q for the three months ended March 31, 2015, respectively, with the historical consolidated statements of operations for Creative Circle for the same periods, and has been prepared as if On Assignment's acquisition of Creative Circle had occurred on January 1, 2014.

Creative Circle's audited historical consolidated financial statements for the year ended December 31, 2014 and unaudited condensed consolidated financial statements for the three months ended March 31, 2015 are included in this Current Report on Form 8-K/A. The unaudited pro forma statements of operations should be read in conjunction with such historical financial statements.

The historical financial information is adjusted in the unaudited pro forma statements of operations to give effect to pro forma adjustments that are 1) directly attributable to the acquisitions, 2) factually supportable, and 3) expected to have a continuing impact on the combined results. These adjustments are described in "Note 3. Pro Forma Adjustments."

On Assignment has accounted for the acquisition of Creative Circle under the acquisition method of accounting in accordance with the authoritative guidance on business combinations. As such, On Assignment's best estimates and assumptions were used in determining the fair value of the tangible and intangible assets acquired and liabilities assumed as of the acquisition date. Goodwill is measured as the excess of purchase consideration over the fair value of the net tangible assets and identifiable intangible assets acquired. The preliminary purchase price allocation used in the accompanying unaudited pro forma statements of operations is based on estimates as of the date of this report and will differ from the final purchase price allocation.

The unaudited pro forma statements of operations do not reflect the cost of any integration activities or the benefit that may result from the realization of any future cost savings from operating efficiencies or synergies resulting from the transaction, nor do they include any potential incremental revenues and earnings that may be achieved with the combined capabilities of the companies. They are not necessarily indicative of what the results of operations would have been, had the acquisition been completed as of the date indicated, nor do they purport to project future operating results of On Assignment.

2. Allocation of Purchase Price

The purchase price consisted of $540.0 million cash (net of cash acquired and net working capital adjustments), $30.0 million of equity, and additional consideration of up to $30.0 million, if certain performance targets for 2015 are achieved.

The allocation of the purchase price is preliminary and remains incomplete with respect to opening net tangible assets, intangible assets, taxes and contingent consideration. Measurement period adjustments resulting from the finalization of the purchase price allocation will be recorded retrospectively to the acquisition date. The preliminary fair value of contingent consideration is based on the present value of the expected future payments to be made to the sellers of the acquired business in accordance with the purchase agreement. There are numerous inputs for this valuation, which the Company will finalize during the measurement period. Significant changes are likely and will change the contingent consideration and the amount allocated to goodwill.

The consideration paid at closing was comprised of $540.9 million in cash (net of cash acquired and inclusive of $0.9 million net working capital adjustments), fair value of stock of $30.2 million (794,700 shares of On Assignment's common stock), and estimated future contingent consideration of $17.1 million. Assets and liabilities of Creative Circle were recorded at their estimated fair values at the date of acquisition. The excess purchase price over the fair value of net tangible assets and identifiable intangible assets acquired has been allocated to goodwill. The fair value assigned to identifiable intangible assets was determined primarily by using a discounted cash flow method. The following table summarizes the purchase price allocation (in thousands):

Cash	$4,840
Accounts receivable	34,386
Prepaid expenses and other current assets	3,865
Property and equipment	5,077
Goodwill	361,746
Identifiable intangible assets	194,500
Other	651
Total assets acquired	$605,065

Current liabilities	$12,072
Total liabilities assumed	12,072
Total purchase price	$592,993

The following table summarizes the allocation of the purchase price among the identifiable intangible assets (in thousands):

	Useful life	Identifiable Intangible Asset Value
Contractor relationships	4 years	$29,500
Customer relationships	10 years	90,700
Non-compete agreements	6 years	7,300
Favorable contracts	5 years	900
Trademarks	indefinite	66,100
Total identifiable intangible assets acquired		$194,500

On a pro forma basis, assuming the acquisition occurred on January 1, 2014, the estimated annual amortization of identifiable intangible assets over the first five years after the acquisition date is (in thousands):

Year	Amount
Year 1	$23,732
Year 2	$21,249
Year 3	$19,279
Year 4	$18,050
Year 5	$10,166

On June 5, 2015, in connection with the acquisition, On Assignment entered into a new $975 million credit facility, comprised of an $825 million seven-year term B loan, which bears interest at LIBOR (floor of 75 basis points) plus 3.0 percent, and a $150 million five-year revolving credit facility, which bears interest at LIBOR (or the bank’s base rate) plus 0.75 to 2.5 percent depending on leverage levels. Proceeds from the new facility were used to fund the cash portion of the purchase consideration and to repay the previous credit facility. At closing, $875.0 million was outstanding under the facility.

3. Pro Forma Adjustments

Explanation of pro forma adjustments to condensed combined statements of operations (in thousands, except number of shares) are as follows:

(a) To reclassify certain Creative Circle accounts to conform to On Assignment's presentation.

(b) To reflect the following selling, general and administrative expenses ("SG&A") activity:

Additional stock based compensation expense related to restricted stock units ("RSUs") issued to Creative Circle employees at the acquisition date	$2,173
Additional rent expense related to amortization of favorable lease contracts intangible asset	292
Net pro forma SG&A activity adjustment	$2,465

(c) To reflect the following amortization of acquired intangible assets activity:

Amortization expense related to acquired identifiable intangible assets	$23,732
Elimination of Creative Circle's historical amortization of intangible assets	(14,945)
Net pro forma amortization of acquired intangible assets adjustment	$8,787

(d) To reflect the following interest expense activity:

Elimination of Creative Circle's historical interest expense	$(12,521)
Elimination of On Assignment's historical interest expense	(12,730)
On Assignment's interest expense under new credit facility	35,927
Net pro forma interest expense adjustment	$10,676

On Assignment's interest expense under the new credit facility (see "Note 2. Purchase Price") is calculated using an interest rate of 3.75 percent on the $825 million term B loan, 2.69 percent on the revolving credit facility and assuming an outstanding balance of $50 million, and amortization of the deferred loan costs associated the new credit facility.

A one-eighth percent variance in the floating rate would result in a $1.1 million change in annual interest expense.

(e) Pro forma income tax expense for the year ended December 31, 2014 and the three months ended March 31, 2015 reflects an estimated 39% statutory rate applicable to pro forma adjustments, as well as increasing Creative Circle's income tax provision from an LLC to a C-Corporation tax rate.

(f) To reflect the issuance of 794,700 shares of common stock on the assumed date of acquisition as a component of the consideration paid for the acquisition.

(g) Weighted average dilutive shares for year ended December 31, 2014 and for the three months ended March 31, 2015, of
35,000 and 42,000, respectively, to reflect the dilutive effect of RSUs issued to Creative Circle employees.

(h) To reflect the following SG&A activity:

Additional stock based compensation expense related to RSUs issued to Creative Circle employees at the acquisition date	$412
Additional rent expense related to amortization of favorable lease contracts intangible asset	70
Elimination of On Assignment's historical acquisition-related expenses	(271)
Net pro forma SG&A activity adjustment	$211

(i) To reflect the following amortization of acquired intangible assets activity:

Amortization expense related to acquired identifiable intangible assets	$5,544
Elimination of Creative Circle's historical amortization of intangible assets	(3,736)
Net pro forma amortization of acquired intangible assets adjustment	$1,808

(j) To reflect the following interest expense activity:

Elimination of Creative Circle's historical interest expense	$(3,077)
Elimination of On Assignment's historical interest expense	(3,067)
On Assignment's interest expense under new credit facility	8,935
Net pro forma interest expense adjustment	$2,791

On Assignment's interest expense under the new credit facility (see "Note 2. Purchase Price") is calculated using an interest rate of 3.75 percent on the $825 million term B loan, 2.69 percent on the revolving credit facility and assuming an outstanding balance of $50 million, and amortization of the deferred loan costs associated the new credit facility.

A one-eighth percent variance in the floating rate would result in a $0.3 million change in quarterly interest expense.